Exhibit 99.1

Albertsons Companies and Rite Aid Mutually Agree to Terminate Merger Agreement

Albertsons Companies Reaffirms Fiscal 2018 Outlook for $2.7 Billion Adjusted EBITDA

and Highlights Improving Financial and Operating Momentum

Boise, ID – August 8, 2018 – Albertsons Companies, Inc. (“Albertsons Companies” or the “Company”) today announced that it has mutually agreed with Rite Aid Corporation (NYSE: RAD) to terminate their previously announced merger agreement. The Company issued the following statement in regard to the termination:

Albertsons Companies believes that the strategic rationale of the Rite Aid combination was compelling, including the $375 million of cost synergies and $3.6 billion of identified revenue opportunities. We disagree with the conclusion of certain Rite Aid stockholders and third-party advisory firms that although they acknowledged the strategic logic of the combination, did not believe that Albertsons Companies was offering sufficient merger consideration to Rite Aid stockholders. Consistent with Albertsons Companies’ disciplined approach to mergers and acquisitions, and after careful consideration of all information available to our Board of Directors through today, we were unwilling to change the terms of the merger.

We remain excited about the improving momentum, financial strength, and industry leadership of Albertsons Companies. Our team has remained laser focused on execution to drive our financial and operating performance, while ensuring we continue to meet and exceed the needs of our customers. As a result, we have achieved a number of significant milestones, including delivering consecutive quarters of top-line and bottom-line growth, and as part of the Safeway merger, which is delivering higher than expected synergies, we will be completing the systems integration of the Albertsons stores to in-house systems in September. We also have continued to differentiate ourselves through our best-in-class “Own Brands” portfolio that is expected to add over 1,100 new items this year as well as through our expanding eCommerce offerings, which grew 108% year-over-year in the first quarter.

The operational improvements we are making to meet our customers’ needs are driving our improved results. We are confident that our 275,000 dedicated employees will continue to execute on our business plan to enhance our customers’ experiences and lead the grocery industry with new innovations.

Albertsons Companies also reaffirmed today its fiscal 2018 outlook, which includes an expectation for Adjusted EBITDA of $2.7 billion.

About Albertsons Companies

Albertsons Companies, Inc. is one of the largest food and drug retailers in the United States, with both a strong local presence and national scale. Albertsons Cos. operates stores across 35 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs, as well as meal kit company Plated based in New York City. Albertsons Cos. is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2017 alone, along with the Albertsons Companies Foundation, the Company gave nearly $300 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans outreach.

Important Notice Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company’s current expectations and assumptions about market conditions and its future operating performance which we believe to be reasonable at this time. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, as well as assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated. A further list and description of risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended February 24, 2018 filed with the Securities and Exchange Commission (the “SEC”) and other documents that the Company may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Non-GAAP Measures

EBITDA and Adjusted EBITDA (collectively, the “Non-GAAP Measures”) are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company’s presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Media Contact:

Christine Wilcox

Christine.Wilcox@albertsons.com

208-395-4163

Investor Relations Contact:

Melissa Plaisance

melissa.plaisance@albertsons.com

925-226-5115

Albertsons Companies, Inc. and Subsidiaries

Forecasted Adjusted EBITDA

(in millions)

The following is a reconciliation of forecasted operating income to forecasted Adjusted EBITDA:

	Fiscal 2018 Outlook
	Low	High
Forecasted operating income	$475	$550
Forecasted adjustments for:
Depreciation and amortization	1,900	1,890
Acquisition and integration costs (1)	155	145
Equity-based compensation expense	45	40
Other adjustments (2)	105	95

Forecasted Adjusted EBITDA	$2,680	$2,720

(1)	Primarily includes forecasted costs related to integration of acquired businesses, acquisitions and amortization of management fees paid.

(2)	Primarily includes forecasted LIFO expense and lease adjustments related to deferred rents and deferred gains on leases and estimated net costs incurred on acquired surplus properties.